Exhibit 99.1

Contact: Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS THIRD QUARTER RESULTS

GREENSBORO, NC, October 23, 2013 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended September 30, 2013.

Third Quarter Highlights

•	Net sales increased 10.0% over last year to $1.827 billion.

•	Reported (GAAP) diluted earnings per share decreased 4.2% versus last year to $0.69.

•	Adjusted (Non-GAAP) operating income increased 12.5% over last year to $541 million.

•	Adjusted (Non-GAAP) diluted earnings per share increased 15.3% versus last year to $0.83.

•	Lorillard continued to gain retail market share of cigarettes increasing its total share 0.5 share points to 14.9% driven by Newport Menthol.

•	blu eCigs further established itself as the e-cigarette category leader achieving approximately a 49% share.

•	Lorillard repurchased 5.7 million shares during the quarter at a cost of $249 million.

•	Lorillard acquired SKYCIG, a British-based e-cigarette business, on October 1, 2013.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$1,827	$1,661	10.0%	$5,208	$4,919	5.9%
Operating income
Reported (GAAP)	$458	$480	(4.6%)	$1,559	$1,356	15.0%
Adjusted (Non-GAAP)	541	481	12.5%	1,508	1,369	10.2%
Net income
Reported (GAAP)	$258	$283	(8.8%)	$898	$790	13.7%
Adjusted (Non-GAAP)	310	283	9.5%	868	799	8.6%
Diluted earnings per share
Reported (GAAP)	$0.69	$0.72	(4.2%)	$2.38	$2.01	18.4%
Adjusted (Non-GAAP)	0.83	0.72	15.3%	2.30	2.03	13.3%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

“Lorillard had a strong third quarter of 2013 marked by market share, volume and margin gains for our cigarette business, market share and sequential volume gains for our market leading e-cigarette business and the acquisition of a small UK e-cigarette business,” stated Murray S. Kessler, Lorillard Chairman, President and CEO. “We are very pleased that the company’s continued industry leading fundamentals have resulted in robust financial results for the quarter and year to date, with adjusted EPS growth of more than 15% in the third quarter and more than 13% for the first nine months of 2013. We remain steadfast in delivering on our promise to consistently deliver a double digit total shareholder return as measured by EPS growth and the dividend yield over the long-term.”

Net sales increased by $166 million, or 10.0%, to $1.827 billion in the third quarter of 2013 due to increases in net sales of cigarettes and electronic cigarettes of $117 million and $49 million, respectively. Net sales increased by $289 million, or 5.9%, to $5.208 billion in the first nine months of 2013 due to increases in net sales of cigarettes and electronic cigarettes of $134 million and $155 million, respectively.

Reported diluted earnings per share decreased $0.03, or 4.2%, to $0.69 in the third quarter of 2013, and increased $0.37, or 18.4%, to $2.38 in the first nine months of 2013. As discussed further below, reported diluted earnings per share for the third quarter include a $79 million charge to dismiss the Evans case. Adjusted diluted earnings per share increased $0.11, or 15.3%, to $0.83 in the third quarter of 2013, and increased $0.27, or 13.3%, to $2.30 in the first nine months of 2013, due primarily to strong operating performance of the Cigarettes segment, the impact of share repurchases and continued growth in the Electronic Cigarettes segment.

The following is a discussion of third quarter and first nine months of 2013 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2013	2012	% Chg	2013	2012	% Chg
Net sales	$1,764	$1,647	7.1%	$5,031	$4,897	2.7%
Gross profit
Reported (GAAP)	$654	$598	9.4%	$2,006	$1,733	15.8%
Adjusted (Non-GAAP)	654	598	9.4%	1,852	1,740	6.4%
Selling, general and administrative
Reported (GAAP)	$196	$113	73.5%	$456	$371	22.9%
Adjusted (Non-GAAP)	113	113	—	353	366	(3.6%)
Operating income
Reported (GAAP)	$458	$485	(5.6%)	$1,550	$1,362	13.8%
Adjusted (Non-GAAP)	541	485	11.5%	1,499	1,374	9.1%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.

Third Quarter 2013

Cigarette net sales increased $117 million, or 7.1%, to $1.764 billion in the third quarter of 2013, compared to $1.647 billion in the third quarter of 2012. The increase in cigarette net sales resulted primarily from higher cigarette unit sales volume and higher average net cigarette selling prices.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, increased 3.5% for the third quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, increased 3.8% for the third quarter of 2013 compared to the corresponding period of 2012. The Company estimates total cigarette industry domestic wholesale shipments were flat for the third quarter of 2013 compared to the third quarter of 2012. Adjusting for the impact of changes in wholesale inventory patterns and differences in quarterly shipping calendars, Lorillard domestic wholesale shipments were up slightly in the third quarter of 2013 versus year ago, significantly outperforming adjusted total cigarette industry domestic wholesale shipments which decreased an estimated 3.5% to 4.0% during the quarter compared to third quarter of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, increased 4.9% for the third quarter of 2013 compared to the corresponding period of 2012. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, increased 5.3% for the quarter versus year ago. Adjusting for inventory fluctuations and calendar differences, Newport domestic volume increased approximately 1.6% versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 2.5% for the third quarter of 2013 compared to the third quarter of 2012.

Based on Lorillard’s proprietary retail shipment data (“EXCEL”), which measures shipments from wholesale to retail and is unaffected by wholesale inventory changes, Lorillard’s third quarter 2013 domestic retail market share once again posted solid gains, increasing 0.5 share points versus year ago to 14.9%. Newport’s domestic retail market share reached 12.6%, an increase of 0.5 share points compared to the third quarter of 2012. Lorillard’s domestic retail share of the menthol market reached 40.4%, an increase of 0.8 share points compared to the third quarter of 2012. Gains in market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact of Newport Smooth Select’s introduction in the second quarter of 2013.

Gross profit was $654 million, or 37.1% of net sales, in the third quarter of 2013 and $598 million, or 36.3% of net sales, in the third quarter of 2012. The increase in gross profit reflects higher average net cigarette selling prices and increased cigarette unit sales volume, and the increase in gross profit margin reflects higher average net cigarette selling prices.

Reported selling, general and administrative costs increased $83 million to $196 million in the third quarter of 2013 compared to the third quarter of 2012, due to $79 million in accrued costs related to compensatory damages and statutory interest to dismiss the Evans case and $4 million of expenses incurred in conjunction with the acquisition of SKYCIG. As detailed in the reconciliation table, third quarter 2013 adjusted selling, general and administrative costs exclude these items and remained flat at $113 million compared to the third quarter of 2012.

Lorillard Tobacco was the only defendant in Evans v. Lorillard Tobacco Company, a conventional product liability case. Following a jury trial, the trial court entered judgment for $35 million in compensatory damages, $81 million in punitive damages and statutory interest on each of the awards at the rate of 12% per year from the date the case was filed in 2004. Lorillard Tobacco appealed the final judgment to the Massachusetts Supreme Judicial Court, which in June 2013 affirmed the compensatory damages award but remanded the case to the trial court for a new trial on the issue of punitive damages, among other things. Lorillard Tobacco paid the $79 million in compensatory damages and statutory interest, and the case is now dismissed in its entirety, including the potential for punitive or other damages.

Reported operating income for the Cigarettes segment decreased $27 million to $458 million in the third quarter of 2013 from $485 million in the third quarter of 2012. Adjusted operating income for the Cigarettes segment increased $56 million, or 11.5%, to $541 million in the third quarter of 2013 from $485 million in the third quarter of 2012.

First Nine Months 2013

Cigarette net sales increased $134 million, or 2.7%, to $5.031 billion in the first nine months of 2013, compared to $4.897 billion in the first nine months of 2012. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices.

Total Lorillard first nine months 2013 wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 0.1% compared to a year ago. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 0.2% for the first nine months compared to the corresponding period of 2012. Total cigarette industry domestic wholesale shipments decreased an estimated 4% for the first nine months of 2013 compared to the first nine months of 2012.

Total wholesale unit volume for Newport, the Company’s flagship brand, increased 0.9% in the first nine months versus year ago. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, increased 0.8% for the first nine months of 2013 compared to the corresponding period of 2012. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 4.4% during the same period.

Based on EXCEL, Lorillard’s domestic retail market share once again posted strong gains in the first nine months of 2013, increasing 0.5 share points to 14.9%. Newport’s domestic retail market share reached 12.6% for the first nine months, an increase of 0.5 share points versus year ago. Lorillard’s domestic retail share of the menthol market reached 40.5% for the first nine months, an increase of 0.9 share points compared to year ago. Gains in market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact of Newport Smooth Select’s introduction in the second quarter of 2013.

Reported gross profit was $2.006 billion, or 39.9% of net sales, in the first nine months of 2013 and $1.733 billion, or 35.4% of net sales, in the first nine months of 2012. Adjusted gross profit was $1.852 billion in the first nine months of 2013, or 36.8% of net sales, compared to $1.740 billion, or 35.5% of net sales, in the first nine months of 2012. As detailed in the reconciliation table, adjusted gross profit excludes the $154 million favorable impact on Lorillard’s tobacco settlement expense in the first nine months of 2013 of the reduction in Lorillard’s Master Settlement Agreement (“MSA”) payments as a result of the settlement with certain states to resolve certain MSA payment adjustment disputes in March 2013. Adjusted gross profit for the first nine months of 2012 excludes the unfavorable impact on tobacco settlement expense of $7 million resulting from a competitor’s adjustments in the first quarter of 2012 to certain historical components of the calculation of the industry Volume Adjustment Offset under the State Settlement Agreements. Such adjustments related to the competitor’s operating income for 2001 – 2005. The increase in adjusted gross profit and adjusted gross profit margin reflects higher average net cigarette selling prices.

Reported selling, general and administrative costs increased $85 million to $456 million in the first nine months of 2013 compared to the first nine months of 2012, primarily due to $79 million in accrued costs related to compensatory damages and statutory interest to dismiss the Evans case and $20 million in estimated costs to comply with or otherwise resolve the U.S. Government Case judgment, offset partially by lower legal defense costs related to Engle Progeny litigation. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain items and decreased $13 million to $353 million in the first nine months of 2013 compared to the first nine months of 2012, primarily due to lower legal defense costs related to the Engle Progeny litigation.

Reported operating income for the Cigarettes segment increased $188 million to $1.550 billion in the first nine months of 2013 from $1.362 billion in the first nine months of 2012. Adjusted operating income for the Cigarettes segment increased $125 million, or 9.1%, to $1.499 billion in the first nine months of 2013 from $1.374 billion in the first nine months of 2012.

Electronic Cigarettes Segment Results*

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2013	2012	% Chg	2013	2012**	% Chg
Net sales	$63	$14	n/m	$177	$22	n/m
Gross profit
Reported (GAAP)	$15	$4	n/m	$54	$5	n/m
Adjusted (Non-GAAP)	15	4	n/m	54	5	n/m
Selling, general and administrative
Reported (GAAP)	$15	$9	n/m	$45	$11	n/m
Adjusted (Non-GAAP)	15	8	n/m	45	10	n/m
Operating income
Reported (GAAP)	$—	$(5)	n/m	$9	$(6)	n/m
Adjusted (Non-GAAP)	—	(4)	n/m	9	(5)	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment table included with this release.
**	Results for the nine months ended September 30, 2012 provided above are not comparable to the results for the nine months ended September 30, 2013 as Lorillard purchased blu eCigs on April 24, 2012.

Third Quarter and First Nine Months 2013

Net sales for the Electronic Cigarettes segment were $63 million and $177 million for the three and nine months ended September 30, 2013, respectively, compared to $14 million and $22 million for the three and nine months ended September 30, 2012, respectively. Strong sales of blu eCigs resulted from significant brand building activities highlighted by a national television advertising campaign, expansion of retail distribution into a total of over 127,000 retail outlets, the launch of new, lower priced rechargeable kits and strong repeat purchases.

According to EXCEL which includes electronic cigarettes beginning in the fourth quarter of 2012, blu eCigs domestic retail market share of the electronic cigarettes market reached approximately 49% for the third quarter 2013 and approximately 44% for the first nine months of 2013.

Gross profit was $15 million, or 23.8% of net sales, and $54 million, or 30.5% of sales, for the three and nine months ended September 30, 2013, respectively, compared to $4 million, or 28.6% of sales, and $5 million, or 22.7% of sales, for the three and nine months ended September 30, 2012, respectively. Gross profit and gross profit margin for the third quarter of 2013 was negatively impacted by the change in product offering arising from the introduction of our new, lower priced rechargeable kit that began shipping to wholesale late in the second quarter.

Reported selling, general and administrative costs were $15 million and $45 million for the three and nine months ended September 30, 2013, respectively, compared to $9 million and $11 million for the three and nine months ended September 30, 2012, respectively. Selling, general and administrative costs include marketing and administrative costs associated with the blu eCigs’ national retail roll-out.

Reported operating income/(loss) for the Electronic Cigarettes segment was $0 and $9 million for the three and nine months ended September 30, 2013, respectively, compared to $(5) million and $(6) million for the three and nine months ended September 30, 2012, respectively.

Acquisition of SKYCIG®

Lorillard announced on October 1, 2013 that it had acquired all of the assets and operations of SKYCIG, a British-based electronic cigarette (e-cigarette) business for approximately £30 million (approximately $49 million) in cash paid at closing and additional contingent consideration of up to an additional £30 million (approximately $49 million at October 1, 2013 exchange rates) to be paid in 2016 based on the achievement of certain financial performance benchmarks.

The acquisition provides Lorillard with a major UK electronic cigarette brand and, along with its leading U.S. electronic cigarette brand – blu eCigs®, a global presence in the rapidly growing worldwide e-cigarette category. SKYCIG is expected to benefit from Lorillard’s significant sales, marketing, regulatory, research and development expertise to further strengthen its competitive position in the UK e-cigarette market.

Additional News

On August 16, 2013, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.55 per share. The dividend was payable on September 10, 2013 to shareholders of record as of August 30, 2013.

During the third quarter of 2013, the Company repurchased approximately 5.7 million shares at a cost of $249 million under the amended $1 billion share repurchase program announced in March 2013 and amended in May 2013. As of September 30, 2013, the maximum dollar value of shares that could yet be purchased under the $1 billion share repurchase program was $542 million.

On September 11, 2013, the arbitration panel responsible for adjudicating the 2003 NPM adjustment dispute issued a determination that 6 states failed to diligently enforce escrow provisions applicable to non-participating manufacturers. As a result of the Panel’s ruling, the Original Participating Manufacturers are entitled to receive $457.9 million, plus interest and earnings, with Lorillard’s share of the principal amount totaling $46.9 million. No amount has been recorded in Lorillard’s financial statements related to this award as it is Lorillard’s expectation that the six states found non-diligent by the arbitration panel will contest the arbitration panel’s findings in their individual state MSA courts, and, as a result, it is uncertain this award will be realized.

Conference Call

A conference call to discuss third quarter 2013 results of Lorillard, Inc. has been scheduled for 9:00 a.m. Eastern Time on October 23, 2013. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international). The passcode for this event is: 80062601.

An online replay will be available at the Company’s website following the call. If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter passcode: 80062601. The conference call will be available for replay in its entirety through October 30, 2013.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs and SKYCIG brands. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
(Amounts in millions, except per share data)	(Unaudited)
Net sales (a)	$1,827	$1,661	$5,208	$4,919
Cost of sales (a) (b)	1,158	1,059	3,148	3,181

Gross profit	669	602	2,060	1,738
Selling, general and administrative	211	122	501	382

Operating income	458	480	1,559	1,356
Investment income	—	1	2	3
Interest expense	(45)	(38)	(128)	(114)

Income before income taxes	413	443	1,433	1,245
Income taxes	155	160	535	455

Net income	$258	$283	$898	$790

Earnings per share:
Basic	$0.69	$0.72	$2.39	$2.02
Diluted	$0.69	$0.72	$2.38	$2.01
Weighted average number of shares outstanding:
Basic	371.01	390.21	375.13	390.75
Diluted	371.77	391.05	375.93	391.65
Segment data:
Net sales
Cigarettes (a)	$1,764	$1,647	$5,031	$4,897
Electronic cigarettes	63	14	177	22

	$1,827	$1,661	$5,208	$4,919

Operating income:
Cigarettes	$458	$485	$1,550	$1,362
Electronic cigarettes	—	(5)	9	(6)

	$458	$480	$1,559	$1,356

Supplemental information:
(a) Includes excise taxes.	$517	$498	$1,488	$1,491
(b) Cost of sales includes:
– Charges to accrue obligations under the State Settlement Agreements	369	343	888	1,045
– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	30	26	92	89
– Charges to accrue Food and Drug Administration user fees	18	16	54	50

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	September 30, 2013	December 31, 2012
	(Unaudited)
(In millions)
Assets:
Cash and cash equivalents	$1,490	$1,720
Short-term investments – available for sale securities	145	—
Accounts receivable, less allowances of $2 and $3	33	18
Other receivables	56	52
Inventories	464	410
Deferred income taxes	555	557
Other current assets	120	20

Total current assets	2,863	2,777
Plant and equipment, net	313	298
Long-term investments – available for sale securities	88	—
Goodwill	64	64
Intangible assets	57	57
Deferred income taxes	51	48
Other assets	119	152

Total assets	$3,555	$3,396

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$35	$39
Accrued liabilities	430	356
Settlement costs	1,098	1,183
Income taxes	3	23

Total current liabilities	1,566	1,601
Long-term debt	3,571	3,111
Postretirement pension, medical and life insurance benefits	397	409
Other liabilities	63	52

Total liabilities	5,597	5,173

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 381 million and 525 million shares (outstanding 369 million and 382 million shares)	4	5
Additional paid-in capital	239	298
Accumulated (deficit)/Retained earnings	(1,518)	2,351
Accumulated other comprehensive loss	(238)	(241)
Treasury stock at cost, 12 million and 143 million shares	(529)	(4,190)

Total shareholders’ deficit	(2,042)	(1,777)

Total liabilities and shareholders’ deficit	$3,555	$3,396

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(All units in thousands)	2013	2012	% Chg	2013	2012	% Chg
Full Price Brands
Newport	8,696,709	8,262,678	5.3	25,053,946	24,861,445	0.8
Kent	39,012	43,182	-9.7	116,478	132,126	-11.8
True	42,882	46,686	-8.1	125,148	140,646	-11.0

Total Full Price Brands	8,778,603	8,352,546	5.1	25,295,572	25,134,217	0.6

Price/Value Brands
Old Gold	114,948	131,250	-12.4	333,318	380,526	-12.4
Maverick	1,377,582	1,412,208	-2.5	3,948,286	4,129,332	-4.4

Total Price/Value Brands	1,492,530	1,543,458	-3.3	4,281,604	4,509,858	-5.1

Total Domestic Cigarettes	10,271,133	9,896,004	3.8	29,577,176	29,644,075	-0.2
Total Puerto Rico and U.S. Possessions	154,716	174,306	-11.2	519,348	495,894	4.7

Grand Total Cigarettes	10,425,849	10,070,310	3.5	30,096,524	30,139,969	-0.1

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The three months ended September 30, 2013 contained one more shipping day than the comparable period ended September 30, 2012.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Market Share Data (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Pt Chg	2013	2012	Pt Chg
Lorillard	14.9	14.4	0.5	14.9	14.4	0.5
Newport	12.6	12.1	0.5	12.6	12.1	0.5
Total Industry Menthol	31.4	31.0	0.4	31.4	31.0	0.4
Lorillard Share of Menthol Segment	40.4	39.6	0.8	40.5	39.6	0.9
Newport Share of Menthol Segment	37.2	36.4	0.8	37.3	36.4	0.9

(1)	Based on Lorillard’s Proprietary Retail Database (“EXCEL”)

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and nine months ended September 30, 2013 and 2012. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales (including the addition of two more states in the second quarter of 2013); (2) estimated costs to comply with or otherwise resolve the U.S. Government Case judgment included in selling, general and administrative expenses; (3) accrued costs related to compensatory damages and statutory interest to dismiss the Evans case included in selling, general and administrative expenses; (4) expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses; (5) expenses incurred in conjunction with the acquisition of blu eCigs included in selling, general and administrative expenses; and (6) the unfavorable impact of adjustments to certain operating income data as reported in the years 2001 through 2005 by RJ Reynolds Tobacco Company (“RJRT”) in the first quarter of 2012 on Lorillard’s tobacco settlement expense included in cost of sales.

	Three months ended September 30, 2013				Nine months ended September 30, 2013
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS
Reported (GAAP) results	$669	$458	$258	$0.69	$2,060	$1,559	$898	$2.38
GAAP results include the following:
(1) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(154)	(154)	(94)	(0.25)
(2) Estimated costs to comply with or otherwise resolve U.S. Government Case judgment	—	—	—	—	—	20	12	0.03
(3) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	79	49	0.13	—	79	49	0.13
(4) SKYCIG acquisition expenses	—	4	3	0.01	—	4	3	0.01

Adjusted (Non-GAAP) results	$669	$541	$310	$0.83	$1,906	$1,508	$868	$2.30

	Three months ended September 30, 2012				Nine months ended September 30, 2012
	Gross	Operating	Net	Diluted	Gross	Operating	Net	Diluted
	Profit	Income	Income	EPS	Profit	Income	Income	EPS
Reported (GAAP) results	$602	$480	$283	$0.72	$1,738	$1,356	$790	$2.01
GAAP results include the following:
(5) blu eCigs acquisition expenses	—	1	—	—	—	6	4	0.01
(6) Tobacco settlement expense impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges	—	—	—	—	7	7	5	0.01

Adjusted (Non-GAAP) results	$602	$481	$283	$0.72	$1,745	$1,369	$799	$2.03

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard manages its operations on the basis of two operating and reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the United States. Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the quarters and nine months ended September 30, 2013 and 2012. In addition to the Newport brand, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 41 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists principally of the operations of LOEC, Inc. and related entities. LOEC is a leading electronic cigarette company in the United States, marketed under the blu eCigs brand. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising, sale and service of electronic cigarettes on April 24, 2012.

	Three months ended September 30, 2013			Nine months ended September 30, 2013
		Electronic			Electronic
	Cigarettes	Cigarettes	Total	Cigarettes	Cigarettes	Total
Reported (GAAP) operating income	$458	$—	$458	$1,550	$9	$1,559
GAAP results include the following:
(1) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(154)	—	(154)
(2) Estimated costs to comply with or otherwise resolve U.S. Government Case judgment	—	—	—	20	—	20
(3) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	79	—	79	79	—	79
(4) SKYCIG acquisition expenses	4	—	4	4	—	4

Adjusted (Non-GAAP) operating income	$541	$—	$541	$1,499	$9	$1,508

	Three months ended September 30, 2012			Nine months ended September 30, 2012
		Electronic			Electronic
	Cigarettes	Cigarettes	Total	Cigarettes	Cigarettes	Total
Reported (GAAP) operating income	$485	$(5)	$480	$1,362	$(6)	$1,356
GAAP results include the following:
(5) blu eCigs acquisition expenses	—	1	1	5	1	6
(6) Tobacco settlement expense impact of RJRT adjustments to its 2001-2005 operating income and restructuring charges	—	—	—	7	—	7

Adjusted (Non-GAAP) operating income	$485	$(4)	$481	$1,374	$(5)	$1,369